Filed Pursuant To Rule 433

Registration No. 333-278880

October 6, 2025

Twitter/X

https://x.com/Poloniex/status/1975180245100880221

Peter Mintzberg reposted Poloniex Exchange @Poloniex $ETH & $ETHE just became the first U.S. spot crypto ETPs to enable staking. $GSOL also enabled staking — pending approval, it could be the first Solana spot ETP with staking.Quote Grayscale @Grayscale·Oct 6 Today, Grayscale Ethereum Mini Trust ETF (Ticker: $ETH) and Grayscale Ethereum Trust ETF (Ticker: $ETHE) have become the first U.S.-listed spot crypto exchange-traded products (ETP) to enable staking, another first-mover milestone for the firm. Grayscale Solana Trust (OTCQX:Show more Grayscale becomes first in the U.S. to enable staking in spot crypto etps

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.